UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2019

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36006	80-0907968
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

807 Las Cimas Parkway, Suite 350

Austin, Texas

(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 328-2953

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.02.                Termination of a Material Definitive Agreement.

As previously disclosed, on April 2, 2019, Jones Energy, Inc. (the “Company”) and certain of the Company’s wholly owned direct and indirect subsidiaries (such subsidiaries, together with the Company, the “Debtors”) entered into a Restructuring Support Agreement with certain beneficial holders of the Debtors’ funded debt and equity to facilitate a restructuring pursuant to a prepackaged joint plan of reorganization (the “Restructuring”).

On April 9, 2019, in anticipation of the Restructuring, the Company delivered a notice of termination to Wells Fargo Bank, N.A. in order to terminate the Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC (“JEH”), as borrower, Wells Fargo Bank N.A., as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”). Such termination became effective on April 12, 2019. As of the date of termination, there were no outstanding borrowings under the Credit Agreement.

Item 1.03.                Bankruptcy or Receivership.

On April 14, 2019, the Debtors filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors filed a motion with the Bankruptcy Court seeking to jointly administer the Chapter 11 Cases under the caption “In re: Jones Energy, Inc., et al.” Case No. 19-32112.

No trustee has been appointed and the Company will continue to manage itself and its affiliates and operate their businesses as “debtors-in-possession” subject to the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The Company expects to continue its operations in the ordinary course of business during the pendency of the Chapter 11 Cases. To ensure ordinary course operations, the Debtors have filed motions seeking orders from the Bankruptcy Court approving a variety of “first day” motions.

Item 2.04.                Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases described above in Item 1.03 constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (the “Debt Instruments”) as of such filing on April 14, 2019:

•                  $450,000,000 in aggregate principal amount of the 9.25% Senior Secured First Lien Notes due 2023 issued pursuant to the Indenture, dated as of February 14, 2018, among JEH, Jones Energy Finance Corp. (“JEF”), the Company, the guarantors named therein, UMB Bank, N.A., as Trustee and Wells Fargo Bank, National Association, as Collateral Agent;

•                  $409,148,000 in aggregate principal amount of the 6.75% Senior Notes due 2022 issued pursuant to the Indenture, dated as of April 1, 2014, among JEH, JEF, the Company, the guarantors named therein and U.S. Bank National Association, as successor trustee; and

•                  $150,000,000 in aggregate principal amount of the 9.25% Senior Notes due 2023 issued pursuant to the Indenture, dated as of February 23, 2015, among JEH, JEF, the Company, the guarantors named therein and U.S. Bank National Association, as successor trustee.

The Debt Instruments provide that as a result of the Chapter 11 Cases the principal, interest and certain other amounts due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES ENERGY, INC.

Date: April 15, 2019	By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

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